Exhibit 24.1

AEP TEXAS RESTORATION FUNDING LLC
POWER OF ATTORNEY

Each of the undersigned managers or officers of AEP TEXAS RESTORATION FUNDING LLC, a Delaware limited liability company, which is to file with the Securities and Exchange Commission, Washington, D.C. 20549, under the provisions of the Securities Act of 1933, as amended (the “Act”), one or more Registration Statements for the registration thereunder of up to $250,000,000 aggregate principal amount of senior secured system restoration bonds to be issued by the Company, or one or more post-effective Registration Statements, does hereby appoint. NICHOLAS K. AKINS, BRIAN X. TIERNEY, JULIA A. SLOAT and RENEE V. HAWKINS, his or her true and lawful attorneys, and each of them his or her true and lawful attorney, with power to act without the others, and with full power of substitution or resubstitution, to execute for him or her and in his or her name said Registration Statement(s) and any and all amendments thereto, whether said amendments add to, delete from or otherwise alter the Registration Statement(s) or the related Prospectus(es) included therein, or add or withdraw any exhibits or schedules to be filed therewith and any and all instruments necessary or incidental in connection therewith, hereby granting unto said attorneys and each of them full power and authority to do and perform in the name and on behalf of each of the undersigned, and in any and all capacities, every act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

IN WITNESS WHEREOF the undersigned have hereunto set their hands and seals this 22nd day of May, 2019.

/s/ Victor A. Duva
Victor A. Duva	L.S.

/s/ Renee V. Hawkins
Renee V. Hawkins	L.S.

/s/ Julia A. Sloat
Julia A. Sloat	L.S.

/s/ Brian X. Tierney
Brian X. Tierney	L.S.

/s/ Daniel P. McMahon
Daniel P. McMahon	L.S.